Exhibit 99.1

Contact: Edy Francis Chief Financial Officer 713-621-3882 edyf@isramco-jay.com

 /FOR IMMEDIATE RELEASE/

ISRAMCO, INC. Reports Second Quarter Results

Houston, Texas, August 8, 2014 – Isramco, Inc. (Nasdaq: ISRL) today reported revenues for the quarter ending June 30, 2014, of $23,233,000, compared to revenues of $17,038,000 for the same quarter of 2013, a 36% increase. This was primarily due to growth in Isramco’s well service segment, which increased revenues to $7,482,000 compared to $2,993,000 for the corresponding period in 2013, and to higher production volumes and sale prices for natural gas and crude oil in the United States Revenues derived from domestic sales increased to $10,073,000 from $9,159,000 for the same period in 2013. Isramco’s overriding royalty interest in the Tamar Field offshore Israel, also generated increased net revenues of $5,112,000, as compared to $4,641,000 in 2013.

The Company reported net income of $3,939,000, or $1.46 per share, for the second quarter of 2014, compared to net income of $3,172,000, or $1.14, per share, for the same period in 2013. This increase was primarily due to royalty revenues from the Tamar Field and increased revenues from domestic production. These increases in revenue were partially offset by related increases in operating expenses.

The Company reported net income of $8,124,000, or $2.96 per share, for the six months ending June 30, 2014, as compared to a net income of $2,663,000 or $0.96 per share, for the comparable six month period in 2013. This increase was primarily due to Isramco’s overriding royalty interest in the Tamar Field, which generated $10,214,000 in net revenues as compared to $4,641,000 in 2013.

There are currently 2,717,691 shares of common stock issued and outstanding.

Isramco's unaudited quarterly results are summarized below:

(In thousands, except for per share income)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
STATEMENT OF OPERATIONS DATA

Revenues	23,233	17,038	44,601	28,490

Total operating expenses	15,452	10,574	28,784	21,247

Operating income	7,781	6,464	15,817	7,243

Net income	3,939	3,172	8,124	2,663

Earnings per share – basic and diluted	1.46	1.14	2.96	0.96

CASH FLOW DATA

Net cash provided by operating activities			13,801	7,353

Net cash used in investing activities			(10,087)	(8,039)

Net cash provided by (used in) financing activities			(1,683)	1,789

			June 30, 2014	December 31, 2013
BALANCE SHEET DATA

Current assets			$33,818	$28,343

Total assets			168,447	157,913

Total liabilities			147,247	145,422

Total shareholders’ equity			21,200	12,491

FORWARD-LOOKING STATEMENTS

ALL STATEMENTS CONTAINED HEREIN, AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" AND ARE MADE PURSUANT TO THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE OUTLINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2013, ITS QUARTERLY REPORTS ON FORM-10-Q, AND SUCH OTHER DOCUMENTS AS ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY IS NOT OBLIGATED TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.

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